Exhibit  10.6.1
COLDWATER CREEK

November 26, 2012

PERSONAL & CONFIDENTIAL

Jill Dean
18 New Albany Farms Road
New Albany, Ohio 43054

Dear Jill,

It is my pleasure to confirm the terms of your compensation and other arrangements that will be revised in connection with your promotion to President and Chief Executive Officer of Coldwater Creek Inc., effective January 1, 2013.

Authority. You will have the authority, power, responsibilities and duties customary for the president and chief executive officer of a corporation of the size, type and nature of the Company. You will report solely and directly to the Board of Directors (the “Board”).

Board Matters. You will be appointed to the Board as soon as practicable and, thereafter, will be nominated for reelection to the Board at the expiration of each term of office during your period of employment.

Salary: Your annual salary will be increased to $850,000. Annually, commencing with the 2014 fiscal year of the Company, the Board or its Compensation Committee will review the amount of your annual salary and will consider whether it is appropriate to increase such amount. Upon any such increase, the increased amount will thereafter be deemed to be your annual salary.

Benefits - In General. You will participate in all group life, hospitalization and disability insurance plans, health programs, pension and profit sharing plans and other benefits and perquisites that may be available generally to other senior executives of the Company, on the same terms as may be applicable to such other executives, in each case to the extent that you are eligible under the terms of such plans or programs.

Performance Incentive Plan: You will be eligible to participate in the Company's Performance Incentive Award Programs in accordance with Company policy, subject to the plan's annual approval by the Board. Your target bonus payout will be increased to 100% of your base salary, provided that predetermined individual goals and Company targets are achieved.

Stock Options: Coldwater Creek will grant you options for 150,000 shares of common stock effective January 1, 2013. These options will vest over a four (4) year period in four (4) equal installments of 25% of the total allotment beginning on the first anniversary of the grant date and each grant date anniversary thereafter. The option price will be determined based upon the stock price at the close of business on the grant date.

Restricted Stock: Coldwater Creek will grant you Restricted Stock Units (RSUs) for 150,000 shares. These RSUs will vest over a three (3) year period in three (3) equal installments of 33-1/3% of the total allotment beginning on the first anniversary of the grant date and each grant date anniversary thereafter, subject to your continuous service and your obtaining performance reviews within the range of "meets expectations" throughout the vesting period.

Performance Stock: Coldwater Creek will grant you Performance Stock Units (PSUs) for 150,000 shares. Your PSU grant will consist of two tranches. The first tranche, representing one-half of the PSUs, will vest and be deliverable upon verification of the company's achievement of cumulative 3-year EBITDA targets for fiscal years 2013 thru 2015, as well as your continued employment with the Company and your obtaining performance reviews within the range of "meets expectations" throughout the vesting period. The number of shares actually awarded under this tranche will range from 0 to 200% of the base award amount, depending on the Company's EBITDA during the performance period.

The second tranche, representing one-half of the PSUs, will vest and be deliverable upon verification of the Company's achievement of cumulative 3-year Net Sales targets for fiscal years 2013 thru 2015, as well as your continued employment with the Company and your obtaining performance reviews within the range of "meets expectations" throughout the vesting period. The number of shares actually awarded under this tranche will range from 0 to 200% of the base award amount, depending on the company's Net Sales during the performance period.

The performance goals for your PSUs will be based on the 36 month Long Range Plan (LRP) updated in June 2012, and the base plan will exclude results of any future Board approved strategic initiatives.

The equity and incentive plan descriptions described above are subject to the terms of the definitive plan and award documents. Additionally, the equity awards described above are subject to completion of the Company's pending stockholder approval of its Amended and Restated Stock Option/Stock Issuance Plan.

Except as set forth in this letter and your Amended and Restated Severance and Change of Control Agreement dated as of the date hereof, your terms of employment will remain unchanged.

By reviewing and signing this letter you understand that this letter, and your acceptance of these terms is not for a specified time and constitutes at-will employment, except as may be deemed modified by your Amended and Restated Severance and Change of Control Agreement.

Enclosed you will find two (2) copies of this letter. Please sign one copy of the letter as an indication of your acceptance and keep the other for your records.

Jill, it is our pleasure to offer you this well-deserved promotion. On behalf of the management team and the entire board of directors, we look forward to your success as our CEO.

Sincerely,

/s/ Dennis Pence 11/26/12	/s/ Jill Brown Dean 11/27/12
Dennis Pence Date	Jill Brown Dean Date
Chairman and CEO